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                                                               Exhibit (a)(11)

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange the securities. The Exchange Offer is made only by the Offering Circular-Prospectus dated July 12, 1999 and the related Letter of Transmittal and is not being made to any E. I. du Pont de Nemours and Company stockholders in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of E. I. du Pont de Nemours and Company by Morgan Stanley & Co. Incorporated.

Notice of Offer to Exchange
2.95 Shares of Class B Common Stock
of
Conoco Inc.
for each share of Common Stock, up to 147,980,872 shares, of
E. I. du Pont de Nemours and Company

THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 6, 1999 UNLESS THE EXCHANGE OFFER IS EXTENDED.

E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont") is offering to exchange 2.95 shares of Class B Common Stock, par value $.01 per share, of Conoco Inc., a Delaware corporation ("Conoco" and such shares "Conoco Class B Common Stock") for each share of Common Stock, par value $.30 per share, of DuPont ("DuPont Common Stock"), up to a maximum of 147,980,872 shares of DuPont Common Stock, that is validly tendered and not properly withdrawn by 12:00 midnight, New York City time, on August 6 , 1999, or any later date to which the Exchange Offer may be extended (such date and time, as it may be so extended, the "Expiration Date"), upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus dated July 12, 1999 (the "Offering Circular-Prospectus") and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Exchange Offer is being made only to DuPont stockholders who are United States persons, as defined in the Offering-Circular Prospectus. DuPont will be making a substantially concurrent cash offer to purchase DuPont shares from DuPont stockholders who are not United States persons.

DuPont is making the Exchange Offer as part of a transaction to separate Conoco's oil and gas business from DuPont's materials and life sciences businesses, as described in the Offering Circular-Prospectus. The Exchange Offer also provides DuPont's stockholders who are United States persons with an opportunity to adjust, in a tax-free manner, their investments between DuPont's remaining materials and life sciences businesses and Conoco's oil and gas business.

The Exchange Offer is conditioned upon, among other things, at least 73,990,436 shares of DuPont Common Stock (approximately 6.6% of the outstanding DuPont Common Stock) being validly tendered and not withdrawn on or prior to the Expiration Date.

DuPont currently holds 436,543,573 shares of Conoco Class B Common Stock, all of which are being offered pursuant to the Exchange Offer. If all such shares are not exchanged in the Exchange Offer and the Exchange Offer is consummated, DuPont may choose from several alternatives including divesting some or all of its remaining shares in a pro rata spin off to the DuPont stockholders remaining after the Exchange Offer, disposing of some or all of such shares in a secondary sale or other disposition, or retaining some or all of such shares for no longer than five years. If more than 147,980,872 shares of DuPont Common Stock are validly tendered and not withdrawn on or prior to the Expiration Date, DuPont will accept such shares on a pro rata basis, except that a holder of DuPont Common Stock who beneficially owns an aggregate of fewer than 100 shares of DuPont Common Stock and who validly tenders all such shares, and does not withdraw such shares, on or prior to the Expiration Date will not be subject to proration if such holder so elects, as described in the Offering Circular-Prospectus.
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NEITHER DUPONT, CONOCO NOR ANY OF THEIR OFFICERS OR DIRECTORS MAKES ANY
RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF DUPONT COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES OF DUPONT COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

For purposes of the Exchange Offer, DuPont shall be deemed, subject to the proration provisions of the Exchange Offer, to have accepted for exchange and to have exchanged shares of DuPont Common Stock validly tendered for exchange when and if DuPont gives oral or written notice thereof to First Chicago Trust Company of New York (the "Exchange Agent"). Exchange of shares of DuPont Common Stock will be made by deposit of tendered shares of DuPont Common Stock with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving shares of Conoco Class B Common Stock from DuPont and transmitting such shares to tendering stockholders. In all cases, exchange of shares of DuPont Common Stock will be made only after receipt by the Exchange Agent by the Expiration Date of the Exchange Offer of (i) certificates for such shares of DuPont Common Stock (or timely confirmation of a book-entry transfer of such DuPont Common Stock into the Exchange Agent's account at The Depository Trust Company) and (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an agent's message (as described in the Offering Circular-Prospectus) in connection with a book-entry transfer of shares, together with any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by Du Pont pursuant to the Exchange Offer, regardless of any delay in making such exchange.

DuPont expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in the Offering Circular-Prospectus under the caption "The Exchange Offer-Conditions for Completion of the Exchange Offer" have been satisfied, (i) to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making a public announcement of such extension or (ii) to amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and by making a public announcement of such amendment.

Tenders of shares of DuPont Common Stock made pursuant to the Exchange Offer are irrevocable provided that tenders of shares may be withdrawn as set forth in the Offering Circular-Prospectus under the caption "The Exchange Offer-Withdrawal Rights" and in the Letter of Transmittal. Tendered shares may be withdrawn at any time prior to the Expiration Date and may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer, unless theretofore accepted for exchange by DuPont. To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent by the Expiration Date at one of its addresses set forth in the Letter of Transmittal and must specify the name of the person who tendered the shares of DuPont Common Stock to be withdrawn and the number of shares of DuPont Common Stock to be withdrawn precisely as they appear in the Letter of Transmittal. All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of DuPont Common Stock will be determined by DuPont in its sole discretion, which determination will be final and binding on all tendering stockholders. None of DuPont, Conoco, the Dealer Manger, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular-Prospectus and is incorporated herein by reference.

The Offering Circular-Prospectus, the Letter of Transmittal and other relevant materials are being mailed to record holders of DuPont Common Stock (who are United States persons as defined in the Offering Circular-Prospectus) and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the stockholder list of DuPont or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to
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beneficial owners of DuPont Common Stock (who are United States persons as defined in the Offering Circular-Prospectus). The Offering Circular-Prospectus, the Letter of Transmittal and the related materials contain important information which should be read carefully before any decision is made with respect to the Exchange Offer.

     Questions and requests for assistance or for additional copies of the Offering Circular-Prospectus, the Letter of Transmittal and other Exchange Offer materials may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at DuPont's expense.

The Information Agent for the Exchange Offer is:

D. F. King & Co., Inc.
77 Water Street
New York, New York 10005
(800) 755-3105 (toll free)
for calls in the United States
(212) 269-5550 (collect)
for calls outside the United States

The Dealer Manager for the Exchange Offer is:
Morgan Stanley Dean Witter
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
(212) 761-6531
July 12, 1999